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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                  Under the Securities and Exchange Act of 1934
                               (Amendment No. 11)

                                Kirby Corporation
   ---------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
   ---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    497266106
   --------------------------------------------------------------------------
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement [ ].


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 497266106                   13G                      Page 2 of 4 Pages



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1.    NAME OF REPORTING PERSON(S)
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

      Luther King Capital Management Corporation       I.R.S. Identification No.
      301 Commerce Street, Suite 1600                  75-0163033
      Fort Worth, TX 76102

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      Shares are also owned in an account for the benefit of            (a) [ ]
      children of a Luther King Capital Management employee and a
      Luther King Capital Management employee.                          (b) [x]

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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Fort Worth, Texas

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NUMBER OF         5.   SOLE VOTING POWER
SHARES                 1,445,000 Luther King Capital Management
BENEFICIALLY               1,150 Bryan King
OWNED BY                   1,150 Mason King
EACH              --------------------------------------------------------------
REPORTING         6.   SHARED VOTING POWER
PERSON
WITH              --------------------------------------------------------------
                  7.   SOLE DISPOSITIVE POWER
                       1,445,000 Luther King Capital Management
                           1,150 Bryan King
                           1,150 Mason King
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,447,300

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.0%

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12.   TYPE OF REPORTING PERSON*

      IA

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CUSIP No. 497266106                   13G                      Page 3 of 4 Pages




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Item 1.    (a)  Name of Issuer:

                Kirby Corporation
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           (b)  Address of Issuer's Principal Executive Offices:

                55 Waugh Drive, #1000
                Houston, TX 77007
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Item 2.    (a)  Name of Person Filing:

                Luther King Capital Management Corporation
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           (b)  Address of Principal Business Office, or if None, Residence:

                301 Commerce Street, Suite 1600
                Fort Worth, TX 76102
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           (c)  Citizenship:

                Fort Worth, Texas USA
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           (d)  Title of Class of Securities:

                Common Stock
                ----------------------------------------------------------------
           (e)  CUSIP Number:

                497266106
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Item 3.    Luther King is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

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Item 4.    (a)  Amount Beneficially Owned:

                1,447,300
                ----------------------------------------------------------------
           (b)  Percent of Class:

                6.0%
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           (c)  Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote
                      1,447,300

                (ii)  shared power to vote or to direct the vote

                (iii) sole power to dispose or to direct the disposition of
                      1,447,300

                (iv)  shared power to dispose or to direct the disposition of

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Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

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Item 6.    Ownership of More than Five Percent on Behalf of Another Person


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CUSIP No. 497266106                   13G                      Page 4 of 4 Pages




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Item 7.    Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company


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Item 8.    Identification and Classification of Members of the Group


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Item 9.    Notice of Dissolution of Group.


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Item 10.   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

           Signature

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:           February 4, 2003

Signature:      /s/ J. Luther King, Jr.
                ---------------------------------------------------------------

Name/Title:     President